SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the "Second Amendment") is made and entered into this 8th day of May, 2014 ("Effective Date"), by and between **SG PLAZA HOLDINGS, LLC**, a Delaware limited liability company ("Landlord"), and **REGENERX BIOPHARMACEUTICALS, INC.**, a Delaware corporation ("Tenant").

WHEREAS, The Realty Associates Fund V, L.P., as landlord ("Original Landlord"), and Tenant entered into a Standard Office Lease and Addendum thereto ("Addendum"), both dated December 10, 2009 (together, the "Original Lease"), as amended by a First Amendment to Lease dated December ____, 2012 (together with the Original Lease, the "Lease"), under which Tenant leases approximately three thousand four hundred fifty-one (3,451) rentable square feet of space known as Suite 470 (the "Current Premises") in the building located at 15245 Shady Grove Road, Rockville, Maryland 20850, and known as Shady Grove Plaza (the "Building"); and;

WHEREAS, the Lease expired on January 31, 2014; and

WHEREAS, Landlord and Tenant wish, among other matters, to amend the Lease to reduce the size of the Premises and to further extend the Lease Term, all on the terms hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1. **Reduced Premises.** Commencing on June 1, 2014 ("Reduced Premises Commencement Date"), Landlord hereby demises and leases to Tenant, and Tenant hereby leases and accepts from Landlord, for a term and upon the conditions hereinafter provided, the approximately one thousand eight hundred eighteen (1,818) rentable square foot portion of the Current Premises (which shall still be known as Suite 470) outlined on the attached **Exhibit A** (the "Reduced Premises"). From and after the Reduced Premises Commencement Date, all references in the Lease to the Premises shall mean the Reduced Premises.

2. **Surrendered Space.** [On or before/Within 15 days after] the Reduced Premises Commencement Date (the "Surrender Date"), Tenant shall vacate the remaining approximately one thousand six hundred thirty-three (1,633) rentable square foot portion of the Current Premises (the "Surrendered Space", also outlined on Exhibit A) in accordance with its obligations under Section 7.2(b) of the Lease. As of the Surrender Date, neither Landlord nor Tenant hereto shall have any further claim against the other by reason of said Lease as to the Surrendered Space, except (a) as otherwise expressly provided herein; (b) for the holdover provisions of said Lease, which shall become effective if Tenant has not fully vacated the Surrendered Space on or before the Surrender Date; and (c) for any obligation which one party may have to the other to defend, indemnify or hold harmless the other against and from any liability, claim of liability or expense arising out of any negligent or otherwise tortious injury to or death of any person, or damage to any property; provided, however, that all obligations of the Tenant incurred pursuant to the Lease for the Surrendered Space prior to the date of cancellation and termination of Tenant's obligations for the Surrendered Space and not as yet performed, shall continue in full force and effect until fully performed by Tenant.

3. **Reduced Premises Term.** The "Reduced Premises Term" of the Lease shall commence on the Reduced Premises Commencement Date and shall expire on May 31, 2017.

4. **Base Rent Payable during Reduced Premises Term.** Effective as of the Reduced Premises Commencement Date, Tenant shall pay Landlord Base Rent for the Reduced Premises (the "Reduced Premises Base Rent"), at an initial annual rate of Twenty-nine and 00/100 Dollars ($29.00) per rentable square foot of space in the Reduced Premises, in legal tender, at Landlord's office, the annualized sum of Fifty-Two Thousand Seven Hundred Twenty-two and 00/100 Dollars ($52,722.00), payable in equal monthly sums of Four Thousand Three Hundred Ninety-three and 50/100 Dollars ($4,393.50) in advance, promptly on the first day of each calendar month of the Reduced Premises Term, without notice or demand, the same being hereby waived, and without any setoff, deduction, or recoupment whatsoever, as set forth more fully in the Lease.

5. **Base Rent Escalation.** The Reduced Premises Base Rent shall be increased annually, effective on each anniversary of the Reduced Premises Commencement Date, by an amount equal to three percent (3.0%) of the escalated Reduced Premises Base Rent then in effect, payable as follows:

Period	Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
06/01/14 – 05/31/15	$29.00	$4,393.50	$52,722.00
06/01/15 – 05/31/16	$29.87	$4,525.31	$54,303.66
06/01/16 – 05/31/17	$30.77	$4,661.66	$55,939.86

6. **Operating Expenses and Real Property Taxes Payable During Reduced Premises Term.** Commencing on January 1, 2015 and during the remainder of the Reduced Premises Term, Tenant shall pay Tenant's Share of increased Operating Expenses and Tenant's Share of increased Real Property Taxes in accordance with the terms of the Lease, except that (i) Tenant's Share shall mean 0.99% and (ii) the Base Year shall mean calendar year 2014.

7. **Improvements to Premises.** Tenant agrees to accept the Reduced Premises in its then "as is" condition as of the Reduced Premises Term Commencement Date; provided, however, Landlord shall, at its sole cost and expense demise the Surrendered Space from the Reduced Premises as reflected on Exhibit A. Tenant understands that such demising work shall take place while Tenant is in possession of the Current Premises. Tenant will use reasonable efforts to insure that its occupancy in the Current Premises does not materially interfere with the demising work, and Landlord will use reasonable efforts not to materially interfere with Tenant's business; provided, however, that in no event shall Landlord be liable to Tenant for any disruption to Tenant's business caused by the demising work.

8. **Miscellaneous.**

a. Effective as of the New Premises Commencement Date, Section 1.13 of the Lease ("Number of Parking Spaces") is modified to replace "18" with "6".

b. Subject to Landlord's reasonable regulations, Tenant shall have access to the Premises 24 hours per day, 365 days per year, except in the case of an emergency or when the Building may be closed by governmental authorities. Landlord has provided Tenant with a restricted entry access system for after-hours access to the Building.

c. Tenant also shall have the non-exclusive right, at no charge to Tenant, to use the fitness facility in the Building ("Fitness Facility") during the Fitness Facility's hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at its own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability on Landlord's standard form. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right at any time, in its sole and absolute discretion to cease the operation of all or any portion of the Fitness Facility and thereafter use the space and equipment for any purpose that Landlord determines and to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith. To the extent the Fitness Facility is operated by a third party, Landlord shall use commercially reasonable efforts to replace the operator should operations cease. Notwithstanding anything set forth herein to the contrary, in the event Landlord establishes a managed fitness center concept, Landlord may charge customary rates for the use of the Fitness Facility.

d. Tenant shall have the non-exclusive right, at no charge to Tenant on weekdays during normal business hours, to utilize the conference center on the concourse level of the Building, on a reservation basis, provided, that such use shall be on a pre-reserved, first-come, first-served and "as available" basis. Tenant's use of the conference center also shall be free of charge outside normal business hours, except that Tenant shall be responsible for paying, as additional rent, the cost of any overtime HVAC (chargeable at Landlord's standard hourly rate) provided to the conference center during such use.

9. **Brokerage.** Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Second Amendment other than Lincoln Property Company, Landlord's agent, and Tenant agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under Tenant.

10. **Defined Terms.** Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

11. **Headings.** Headings contained in this Second Amendment are for convenience only and are not substantive to the provisions of this Second Amendment.

12. **Lease Terms Ratified.** Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed, and shall apply to the Reduced Premises Term. Tenant certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord's obligations under the Lease, and that Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default by

Landlord under the Lease.

IN WITNESS WHEREOF, the parties have executed this Second Amendment by affixing their hands and seals as of the date noted above.

Tenant:

WITNESS/ATTEST:

REGENERX BIOPHARMACEUTICALS, INC., a Delaware corporation

By:____________________[SEAL]
Name: J.J. Finkelstein
Title: President + CEO

Landlord:

WITNESS/ATTEST:

SG PLAZA HOLDINGS, LLC, a Delaware limited liability company

By:____________________
Andrew Nathan, ~~CEO~~ authorized signatory



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KEYED NOTES

1. PROVIDE TWO NEW ELECTRICAL DUPLEX RECEPTACLES. EACH IS TO BE ON A DEDICATED CIRCUIT. (1 @ PHONE CLOSET, 1 @ NEW DEMISING PARTITION. LOCATION TO BE COORDINATED W/ TENANT.)
2. PROVIDE 24"W x 12"H METAL GRILLE IN DOOR 6" FROM BOTTOM OF DOOR. PAINT FINISH TO MATCH DOOR STAIN COLOR.
3. PROVIDE AN EXHAUST FAN TO THE PLENUM SPACE IN THE PHONE CLOSET TO BE CONTROLLED BY A THERMOSTAT.
4. THE EXISTING ENTRANCE DOOR IS TO BE RE-KEYED ON THE BUILDING MASTER SYSTEM.



KEY PLAN

N.T.S.

PARTITION LEGEND

NEW DEMISING PARTITION

SHADY GROVE PLAZA 15245 SHADY GROVE ROAD ROCKVILLE, MARYLAND	NOT TO SCALE 7 MAY 2014 NOORALIAN NELSON & ASSOCIATES	SUITE 470 RegeneRx Lease Attachment